[*] indicates that a confidential portion of the text of this agreement has been omitted and filed separately with the Securities and Exchange Commission.

                              AMENDED AND RESTATED
                         RESEARCH AND LICENSE AGREEMENT
                                     BETWEEN
                                XOMA CORPORATION
                                       AND
                               NEW YORK UNIVERSITY

                                    NYU/XOMA
                              AMENDED AND RESTATED
                         RESEARCH AND LICENSE AGREEMENT

                                                      I N D E X
Section l.                 Definitions                                                           page 3

Section 2.                 Effective Date                                                        page 10

Section 3.                 Performance of the NYU Research Project                               page 10

Section 4.                 Funding of the NYU Research Protect                                   page 12

Section 5.                 Title                                                                 page 13

Section 6.                 Patents and Patent Applications                                       page 14

Section 7.                 Grant of License                                                      page 16

Section 8.                 Development and Commercialization                                     page 18

Section 9.                 Payments for License                                                  page 20

Section 10.                Method of Payment                                                     page 27

Section 11.                Publication                                                           page 28

Section 12.                Infringement of NYU Patent                                            page 29

Section 13.                Term and Termination                                                  page 33

Section 14.                CORPORATION's Contingent
                           Right to Royalties                                                    page 34

Section 15.                CORPORATION's Indemnification                                         page 35

Section 16.                Security for Indemnification                                          page 36

Section 17.                Confidential Information                                              page 40

Section 18.                Representations and Covenants                                         page 41

Section 19.                No Assignment                                                         page 42

Section 20.                Use of Name                                                           page 43

Section 21.                Miscellaneous                                                         page 44

         Appendix I - Pre-Existing Inventions

         Appendix II - Research Project

         Appendix III - Development Plan

         Appendix IV - Schedule of Research Payments

                                    NYU/XOMA
                         RESEARCH AND LICENSE AGREEMENT

     This Agreement, dated as of September 1, 1993, is by and between:

     NEW YORK UNIVERSITY a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012 (hereinafter "NYU")

                                      AND

     XOMA Corporation a corporation organized and existing under the laws of the State of Delaware having its principal office at 2910 Seventh Street, Berkeley, California 94710 (hereinafter "CORPORATION").

                                   WITNESSETH:

     WHEREAS, CORPORATION and NYU are parties to that certain Agreement dated August 6, 1990 ("the Original Agreement") and each of them desires to amend and restate the Original Agreement in its entirety;

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, CORPORATION and NUY mutually covenant and agree that the terms of the Original Agreement shall be cancelled and that, effective August 6, 1990 ("the Effective Date") the following recitals and terms shall be substituted therefore:

                                    RECITALS

     WHEREAS, Drs. Peter Elsbach and Jerrold Weiss of NYU (hereinafter "the NYU Scientists") have made certain inventions relating to Bactericidal/Permeability Increasing Protein (hereinafter "the BPI Pre-Existing Inventions"), and also certain inventions relating to 15KD proteins purified from mammalian polymorphonuclear leukocytes and having anti-bacterial or lipopolysaccharide neutralizing properties ("the P15 Pre-Existing Inventions") all as more particularly described in pending U.S. patent application and counterpart foreign patent applications owned by NYU, identified, respectively, in annexed Appendix I and Appendix II forming an integral part hereof;

     WHEREAS, NYU is willing to perform the NYU Research Project (as hereinafter defined);

     WHEREAS, CORPORATION is prepared to sponsor the NYU Research Project (as hereinafter defined) at the facilities of NYU;

     WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU a license to use and practice the Research Technology (as hereinafter defined) for the manufacturing and marketing of the Licensed Products (as hereinafter defined);

     NOW,  THEREFORE,  IT IS HEREBY  DECLARED AND AGREED  BETWEEN THE PARTIES AS
FOLLOWS:

1.   Definitions.

     Whenever used in this Agreement, the following terms shall have the following meanings:

     a. "Affiliate" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, a sublicensee of CORPORATION; control means the holding of fifty and one tenth percent (50.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors or such lower maximum amount allowed by the law governing the ownership of said organization.

     b. "Agreement Year" shall mean any consecutive period of twelve months commencing on the Effective Date or an annual anniversary of the Effective Date.

     c.   "BPI"  shall  mean   Bactericidal/Permeability   Increasing   protein,
          purified from mammalian polymorphonuclear leukocytes.

     d. "BPI Biological Material" shall mean the cDNA encoding for human BPI that NYU has in its possession on the Effective Date.

     e.   "BPI Products" shall mean:





                                       [*]

                                       [*]

                                       [*]

     f. "BPI Combination Product" shall mean a product comprising a BPI Product(s) and at least one other ingredient which is therapeutically or prophylactically active.

     g. "CORPORATION Entity" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of fifty and one tenth percent (50.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors or such lower maximum amount allowed by the law governing the ownership of said organization.

     h. "CORPORATION PATENTS" shall mean all United States and foreign patents and reissues, renewals and extensions thereof, and patent applications, and any divisions, continuations, in whole or in part therefor, which name only employee(s) of CORPORATION and not any NYU employee as an inventor(s) thereon and relate to the BPI Products, as defined herein.

     i. "Development Plan" shall mean the preclinical plan and estimated time frame for clinical program, through final approval by the United States Food and Drug Administration ("FDA") for the BPI Products, as set forth in Appendix III, attached hereto and made an integral part hereof.

     j. "JOINT Patents" shall mean all United States and foreign patents and reissues, renewals and extensions thereof, and patent applications, and any divisions, continuations, in whole or in part therefor, which name at least one employee of CORPORATION and one employee or student of NYU as inventors thereon and which disclose and claim inventions which are based on, use or comprise biological material provided to CORPORATION by NYU or disclosed in the NYU Patents or which relate to the BPI Products.

     k. "License" shall mean the exclusive worldwide license to practice the Research Technology for the development, manufacture, use and sale of the Licensed Products.

     l. "Licensed Product" shall mean (aa) any BPI Product; or (bb) any BPI Combination Product; or (cc) any P15 Product (as hereinafter defined); or (dd) any P15 Combination Product (as hereinafter defined). The production, use or sale of which is covered by a claim of any unexpired NYU Patent and/or JOINT Patent and/or CORPORATION Patent which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken.

     m. "Net Sales" shall mean the total amount invoiced in connection with sales of the Licensed Products, in any arm's length transaction, after deduction of all the following to the extent applicable to such sales;

          i) all trade, case and quantity credits, discounts, refunds or rebates;

          ii)  allowances or credits for returns;

          iii) sales commissions; and iv) sales taxes (including value added tax), provided that in respect of sales which are not "at arm's length" sales, the Net Sales shall be deemed to be the total sales price invoiced at the time of such sales for sales of Licensed Products which are "at arm's length" sales after the aforementioned deductions.


     n. "NYU Know-How" shall mean the BPI and P15 Pre-Existing Inventions and any information and materials, including the BPI Biological Material and the P15 Biological Material and also, but not limited to, pharmaceutical, chemical, biological and biochemical products, information, trade secrets, know-how, technical and non-technical data, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of, students or employees of NYU during the Research Period (as hereinafter defined) and in the course of the NYU Research Project.

     o. "NYU Patents" shall mean all United States and foreign patents and reissues, renewals and extensions thereof, and patent applications, and any divisions, continuations, in whole or in part, therefor:

                    (1) which claim Pre-Existing Inventions and which are
               identified on annexed Appendix I; or

                    (2) which claim inventions that are made by students or
               employees of NYU during the term and in the course of the NYU Research Project.

     p. "NYU Research Project" shall mean the investigations during the Research Period (as hereinafter defined) into the field of BPI and P15 (as hereinafter defined) under the supervision of the NYU Scientists at NYU in accordance with the research program, described in annexed Appendix III, which forms an integral part hereof.

     q. "PLA" shall mean 15KD proteins purified from mammalian polymorphonuclear leukocytes and having anti-bacterial or lipopolysaccharide neutralizing properties.

     r.   "P15 Products" shall mean:

                                      [*]

                           [*]
                  s. "P15 Biological Material" shall mean the encoding for mammalian P15s that NYU had in its possession on September 1, 1993. t. "P15 Combination Product" shall mean a product comprising a P15 Product(s) and at least one other ingredient which is therapeutically or prophylactically active.

     u. "PLA" shall mean a product license application filed with the FDA with respect to any BPI Product or P15 Product.

     v. "Research Period" shall mean the six (6) year period commencing upon the Effective Date and any extension thereof as to which NYU and CORPORATION shall mutually agree in writing.

     w. "Research Technology" shall mean all NYU Patents and NYU Know-How and NYU's interest in JOINT Patents.

2.   Effective Date.

     This Agreement shall be effective as of August 6, 1990 (the "Effective Date") and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 or Sections 8.e. or 9.f. hereof.

3.   Performance of the NYU Research Project.

     a. In consideration of the sums to be paid to NYU as set forth in Section 4 below, NYU undertakes to perform the NYU Research Project at NYU under the supervision of the NYU Scientists during the three year period commencing on the Effective Date, (hereinafter "the Research Period"). If, during the Research Period all of the NYU Scientists shall cease to supervise the NYU Research Project, then NYU shall provide notice to CORPORATION of such occurrence and shall endeavor to find from among the scientists of NYU a scientist or scientists acceptable to CORPORATION to continue the supervision of the NYU Research Project in place of the NYU Scientists. If NYU is unable to find such a scientist acceptable to CORPORATION, which acceptance shall not unreasonably be withheld, within three months after such notice to CORPORATION, CORPORATION shall have the option to terminate its funding of the NYU, Research Project. CORPORATION shall promptly advise NYU in writing if CORPORATION so elects. Such termination of funding pursuant to this
          Section 3.a. shall not terminate this Agreement or the License granted herein. Nothing herein contained, however, shall be deemed to impose an obligation on NYU to find a replacement for the NYU Scientists.

     b. Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results or inventions will be achieved by the NYU Research Project, or that the Research Technology and/or any other results or inventions achieved by the NYV Research Protect, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the Research Technology.

     c. Within sixty (60) days after each six months of the Research Period, NYU shall prepare a written report summarizing the results of the work conducted on the NYU Research Project during the preceding period.

     d. NYU will have full authority and responsibility for the NYU Research Project. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of CORPORATION.

     e. Within seven (7) days after the Effective Date, NYV shall deliver to CORPORATION a sample of the Biological Material. CORPORATION shall use such Biological Material solely for performance of the CORPORATION's research and development obligations pursuant to Section 8 hereof, and CORPORATION shall not distribute or disclose the Biological Material to any person or entity outside CORPORATION without the prior written permission of NYU.

4. Funding of the NYU Research Project.

     a. As compensation to NYU for work performed on the NYU Research Project during the Research Period, CORPORATION shall pay NYU a total of [*] payable in accordance with the Schedule annexed hereto as Appendix V, which is an integral part of this Agreement. NYU acknowledges that as of September 1, 1993, CORPORATION has paid NYU [*] of such amount.

     b. Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Scientists) from obtaining additional financing or research grants for the NYU Research Project from government agencies, which grants or financing may render all or part of the NYU Research Project and the results thereof subject to the patent rights of the U.S. government and its agencies, as set forth in Title 35 U.S.C. ss.200 et seq., and from non-commercial third parties, provided, however, that such grants shall not give such non-commercial third parties any rights to the results, use and/or commercialization of such research.

5.   Title.

     a. Subject to the License granted to CORPORATION hereunder and to the rights of the United States Government pursuant to Title 35 of the U.S.C. ss.200 et. sec. and 15 CFR ss.368 et. seq., it is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NYU. At the request of NYU, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office. If CORPORATION determines that a waiver is necessary with respect to the Research Technology, from the United States Government, CORPORATION shall so notify NYU and NYU shall assist CORPORATION in applying for such waiver.

     b. Title to JOINT Patents shall vest jointly in NYU and CORPORATION, except as otherwise provided herein.

     c. NYU and CORPORATION acknowledge that there is a possibility Genentech or an assignee thereof might claim certain rights to and/or interest in the BPI Pre-Existing Inventions.

6.   Patents and Patent Applications.

     a. CORPORATION has paid NYU the sum of U.S. [*] being the amount of all costs and fees incurred by NYU up to the Effective Date in connection with the patent applications identified in Appendix I hereto. Within thirty (3) days of final execution of this Agreement, CORPORATION shall pay NYU the sum of [*], being the amount of all costs and fees incurred by NYU after the Effective Date and with respect to the patent applications identified in Appendix II hereof.

     b. NYU shall promptly disclose to CORPORATION in writing all inventions which comprise potential NYU Patents or JOINT Patents. CORPORATION shall promptly disclose to NYU in writing all inventions which comprise potential JOINT Patents or CORPORATION Patents.

     c. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the filing of patent applications in respect of any inventions which comprise potential NYU Patents or JOINT Patents, including but without limitation, the timing of the filing of such applications, the jurisdiction within which foreign counterparts of such applications should be filed and other details pertaining to the prosecution and maintenance of patent rights.

     d. NYU and CORPORATION will negotiate in good faith to select patent counsel mutually acceptable to NYU and CORPORATION.

          NYU and CORPORATION will file, prosecute and maintain through such patent counsel and in countries selected by NYU and CORPORATION, patent applications on any inventions which comprise potential JOINT Patents. NYU and CORPORATION shall each be solely responsible for the filing, prosecution and maintenance of NYU Patents and CORPORATION Patents respectively.

     e. NYU and CORPORATION shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions which comprise potential NYU Patents or JOINT Patents.

     f. All NYU Patents and JOINT Patents shall be filed, prosecuted and maintained at the expense of CORPORATION.

     g. If at any time during the term of this Agreement CORPORATION decides that it is undesirable as to one or more countries, to prosecute or maintain any potential or issued NYU Patents or JOINT Patents, CORPORATION shall give prompt written notice thereof to NYU, and upon receipt of such notice CORPORATION shall be released from its obligation to bear all of the expense to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s), and NYU shall have the right to prosecute and maintain such patents at NYU's sole expense.

     h.   Nothing herein contained shall be deemed to be a warranty by NYU that

               i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

               ii) that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.

7.   Grant of License.

     a. Subject to the terms and conditions hereinafter set forth, and subject to any rights of the United States Government pursuant to Title 35 of the United States Code ss.200 et seq., NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

     b. The period of the License shall be determined on a country-by-country basis and on a Licensed Product-by-Licensed Product basis and shall be for the longer of (i) fifteen (15) years after first commercial sale after regulatory approval in such country of the respective Licensed Product by CORPORATION, or CORPORATION's sublicensees, or (ii) until the last to expire of the NYU Patents or the JOINT Patents in such country, and, thereafter, in the case of (i) or (ii), CORPORATION's license hereunder with respect to the Licensed Product shall be a fully paid-up irrevocable license without payment of additional royalties. The CORPORATION shall inform NYU in writing of the date of first commercial sale after regulatory approval of each Licensed Product in each such country as soon as practicable after the making of such commercial sale.

     c. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (i) to a CORPORATION Entity or
          (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which, with certain financial terms deleted, shall be submitted by CORPORATION to NYU as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this Agreement and shall contain (inter-alia) the following provisions:

               (1) the sublicense shall expire automatically on the termination of the License; provided, however that upon such termination, the sublicensee shall have the right to enter into a licensing agreement with NYU upon the same terms and conditions as in this Agreement.

               (2) the sublicense shall not be assignable, in whole or in part except to an Affiliate of the sublicensee;

               (3) the sublicensee shall not grant further sublicenses except to an Affiliate of the sublicensee; and

               (4) both during the term of the sublicense and thereafter the sublicensee shall be bound by a secrecy obligation similar to that imposed on CORPORATION in Section 17 below, and that the sublicensee shall bind its employees, both during the terms of their employment and thereafter, with a similar undertaking of secrecy.

               (5) the sublicense agreement shall include the text of Section 15 and 16 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for purposes of enforcing such indemnification and insurance provisions.

8.   Development and Commercialization.

     a. CORPORATION undertakes to use reasonable diligence to carry out the Development Plan, including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein. CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CORPORATION or its sublicensees intend to produce, use, and/or sell Licensed Products.

     b. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in subsection a. above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

     c. CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

     d. CORPORATION shall provide NYU with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.

     e. If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify CORPORATION in writing of CORPORATION's failure to commercialize and shall allow CORPORATION sixty (60) days to cure its failure to commercialize. If CORPORATION falls to cure such delay to NYU's reasonable satisfaction, NYU shall have the right, upon written notice to CORPORATION, solely at NYU's discretion, either to terminate this Agreement or to convert the License granted herein to a non-exclusive license.

     f. CORPORATION shall deliver to NYU a sample of each BPI Product developed by CORPORATION promptly after its development. NYU shall use such samples only for research purposes and shall not give them to others, unless and until such BPI Products are in the public domain or unless authorized by CORPORATION in writing.

9.   Payments for License.

     a. In consideration for the grant of the License hereunder, CORPORATION shall pay to NYU

          (1) A non-refundable, non-creditable license issue fee of [*] payable as follows: [*] on the date that is twenty-four months after the Effective Date or upon CORPORATION's first filing of an Investigational New Drug ("IND") in the United States with respect to the Licensed Products, whichever is earlier; and

          (2) Non-refundable, milestone payments as follows: [*], which amount shall not be creditable against further royalties otherwise payable to NYU; and, on [*] of which amount shall be creditable against future royalties otherwise payable to NYU; and

          (3) a royalty of [*] of the Net Sales of any Licensed Product sold by CORPORATION or its sublicensees (including CORPORATION Entity) for as long as CORPORATION maintains the License except as follows in i) and ii) below:

                    (i) If a Licensed Product described in Section 1.1.(aa) or
               (bb) is covered solely by an NYU Patent having claims directed to the cDNA as described in subparagraph l.e.(iv) then the royalty owed by CORPORATION shall be reduced by [*].

                    (ii) If a Licensed Product described in Section 1.1.(aa) or
               (bb) is covered solely by an NYU Patent having claims directed to the cDNA as described in subparagraph l.e.(i)(4) and a third party is producing and selling a BPI Product by a manufacturing process using means other than such claimed cDNA then CORPORATION shall have no royalty obligation with respect to such Licensed Product.

          (4) a royalty of [*] of the Net Sales of any Licensed Product described in Section 1.1.(cc) or (dd) and sold by COPORATION or its sublicensees (including CORPORATION Entity) for as long as CORPORATION maintains the License except as follows in i) and ii) below:

               (i) If a Licensed Product in Section 1.1.(cc) or (dd) is covered solely by a CORPORATION Patent having claims directed to the cDNA as described in Section 1.r.(i)(4) then the royalty owed by the CORPORATION to NYU shall be reduced by [*].

               (ii) If a Licensed Product in Section 1.1.(cc) or (dd) is covered solely by an NYU Patent having claims directed to the cDNA as described in Section 1.r.(i)(4) and a third party is producing and selling a P15 Product by a manufacturing process using means other than such claimed cDNA then CORPORATION shall have [*] with respect to such Licensed Product.

          (5) If any Licensed Product is covered solely by a CORPORATION Patent then the royalty owed by the CORPORATION to NYU with respect to such Licensed Product shall be [*] of the Net Sales of such Licensed Product sold by CORPORATION or its sublicensees (including CORPORATION Entity) for as long as CORPORATION maintains the License.

     b. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into two parts ending on June 30 and December
          31. CORPORATION shall, within forty-five (45) days from the end of each December and June in each calendar year during the term of the License, submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding half year (hereinafter "the Part-Year Report"), setting forth the following:

          i) gross sales of Licensed Products and Combination Products, i.e., the amount invoiced prior to any deductions,

          ii) the deductions permitted under subsection 1.m. hereof to arrive at Net Sales, and

          iii) the royalty computations and subject of payment.

          In determining Net Sales of Combination Products, Net Sales will be multiplied by the percent value of BPI Product and/or the P15

          Product contained in the Combination Product. Such percent value being the quotient obtained by dividing the costs of manufacturing the BPI Product and/or the P15 Product by the sum of the cost of the manufacturing of the BPI Product and/or the P15 Product plus other biologically active ingredients. All such costs of manufacturing shall be calculated in accordance with generally accepted accounting practices and audited by an independent certified public accountant. If no royalties are due, a statement shall be sent to NYU stating such fact. The full amount of any royalties or other payments due to NYU for the preceding part of the year shall accompany each such report on royalties and payments. CORPORATION shall keep and shall cause its sublicensees to keep for a period of at least three (3) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

     c. On reasonable notice and during regular business hours, NYU shall have the right to have the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity inspected by independent auditors as set forth herein. If NYU desires to perform such audit, NYU shall notify CORPORATION. Within fourteen (14) days after receipt of such notice, CORPORATION shall designate one of the "Big-6" accounting firms which does not have CORPORATION as a client and shall notify NYU of CORPORATION's designation and NYU shall engage such accounting firm to perform such audit on NYU's behalf. If CORPORATION falls to notify NYU of such designated accounting firm within such fourteen day period, NYU shall have the right to select and engage any accounting firm to perform such audit on NYU's behalf. If errors of five percent (5%) or more in NYU's favor are discovered as a result of such examination, CORPORATION shall reimburse NYU for the expense of such examination. CORPORATION shall undertake to have sublicensees of CORPORATION provide audited reports to NYU; if any sublicensee does not provide such reports to NYU, CORPORATION shall have conducted, at no expense to NYU, an audit of such sublicensee's records with respect to the production, marketing and sale of Licensed Products and Combination Products every two years, commencing two years after the effective date of such sublicensee's agreement with CORPORATION.

     d. If a patent license from a third party is necessary for the manufacture or sale of a Licensed Product or Combination Product, CORPORATION shall be entitled to deduct from royalties which would otherwise be due to NYU under Section 9.a.(3) and/or 9.a.(4) hereof, the amount of royalties which CORPORATION must pay to such third party for such license. This deduction, however, shall not exceed [*] of the royalties otherwise due under this Agreement.

     e.   [*]

     f. In the event that NYU exercises its right to convert the License granted herein to a non-exclusive license pursuant to Sections 8.e. or 9.f., the parties shall negotiate in good faith a reduction of the royalties stated in Sections 9.a.(3), 9.a.(4) and 9.e., at a rate commensurate with a non-exclusive license effective prospectively from the date such negotiated reduction is reduced to writing and signed by both parties.

     g. In the event the License granted herein is converted to a non-exclusive license pursuant to Section 9.e. and NYU grants a nonexclusive license to practice the Research Technology to a third party, NYU shall advise CORPORATION as to those terms which are different in such other license agreement(s), whereupon CORPORATION may determine whether such terms are more favorable than those granted to CORPORATION. CORPORATION shall, at its election, be entitled upon written notice to NYU to have this Agreement amended to substitute all terms of such more favorable license for all terms of this Agreement as of the date upon which such more favorable license shall have become effective. Such amendment shall, as to royalty, apply only to prospective royalties.

10. Method of Payment.

     a. Royalties and any other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any royalties and such payments that accrue in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which payment is due.

     b. CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by the sublicensees of CORPORATION.

11.  Publication.

     a. Prior to submission of publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send CORPORATION a copy of the manuscript to be submitted, and shall allow CORPORATION sixty (60) days from the date of receipt to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Scientists during the course and within the term of the NYU Research Protect. Should CORPORATION believe the subject matter of the manuscript contains a patentable invention, then prior to the expiration of sixty
          (60) days from the receipt date of such manuscript to CORPORATION by NYU, CORPORATION shall give written notification to NYU of its determination that such manuscript contains patentable subject matter for which patent protection should be sought.

     b. After the expiration of sixty (60) days from the date of receipt such manuscript to CORPORATION, unless NYU has received the written notice specified above from CORPORATION, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.

     c. Upon receipt of such written notice from CORPORATION, NYU will thereafter delay submission of the manuscript for an additional period of up to ninety (90) days to permit preparation and filing of U.S. patent application by NYU on the subject matter to be disclosed in such manuscript. After expiration of such 90-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.

12.  Infringement of NYU Patent.

     a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents and/or the JOINT Patents and CORPORATION Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

     b. In the event of an infringement of the NYU Patents and/or the JOINT Patents, CORPORATION shall be privileged but not required to bring suit against the infringer, and to join NYU as a party plaintiff in such suit. Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees. CORPORATION shall not compromise or settle such litigation in which NYU is joined as a party plaintiff without the prior written consent of NYU which shall not be unreasonably withheld.

     c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to fifty percent (50%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery. If
          CORPORATION is not fully reimbursed for the costs and expenses of litigation from said recovery, CORPORATION shall have the right to deduct from royalties otherwise due to NYU, an amount equal to fifty percent (50%) of such unreimbursed costs and expenses, provided, however, that such deduction when combined with any other deduction against royalties permitted under this Agreement, shall not at any time exceed fifty percent (50%) of the royalties payable to NYU on each payment date.

     d.   If CORPORATION does not bring suit against said infringer  pursuant to
          Section 12.b. herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within 90 days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement and to join CORPORATION as a party plaintiff, in which event NYU shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. If CORPORATION has commenced negotiations with an alleged infringer of the NYU Patent and/or the JOINT Patents for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU shall bring suit for such infringement. In the event NYU brings suit for infringement of the NYU Patents and/or the JOINT Patents, NYU shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

     e. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NYU Patents and/or the JOINT Patents instituted by the other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.

     f. CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the course of a suit prosecuted by NYU for infringement of the NYU Patents and/or the JOINT Patents provided NYU shall pay all reasonable expenses (including attorneys' fees) incurred by CORPORATION in connection with such cooperation. NYU shall cooperate and shall endeavor to cause the NYU Scientists to cooperate with CORPORATION in the prosecution of a suit by CORPORATION for infringement of the NYU Patents and/or the JOINT Patents, provided that CORPORATION shall pay all reasonable expenses (including attorneys' fees) involved in such cooperation.

     g. In the event that there is infringement of the NYU Patents and/or the JOINT Patents on a commercial scale and neither NYU nor CORPORATION desire to prosecute an action for infringement and an independent patent attorney selected upon mutual agreement of NYU and CORPORATION recommends that an action for infringement not be brought, NYU and CORPORATION shall negotiate in good faith a reduction to the royalties stated in Sections 9.a.(3) and 9.f., which reduction shall be effective prospectively, from the date such negotiated reduction is reduced to writing and signed by both parties.

13.  Term and Termination.

     a. Unless terminated pursuant to this Section 13 or Sections 8.e. or 9.f. hereof, this Agreement shall expire on the expiration of the period of the License as set forth in Section 7.b. above.

     b. Six months after the Effective Date, CORPORATION shall have the right to terminate this Agreement at any time upon six month's prior written notice to NYU

     c. At any time prior to expiration either party may terminate this Agreement forthwith for cause by giving written notice to the other party. Cause for termination of this Agreement shall be deemed to exist if either NYU or CORPORATION materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

     d. Upon termination of this Agreement for any reason prior to expiration as set forth in Section 13.a. hereof, all rights in and to the Research Technology shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology and shall not make, use or sell BPI Products and P15 Products.

     e. Upon termination of this Agreement for any reason prior to expiration of the License as set forth in Section 13.a., CORPORATION shall promptly grant to NYU, without consideration, an exclusive license, with the right to sublicense, all of the right, title and interest of CORPORATION in and to any JOINT Patents and CORPORATION Patents and the provisions of Section 14 shall apply.

     f. Any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the rate of two percent (2%) per annum in excess of the Prime Rate prevailing at the Citibank, Inc., New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

     g. Termination of this Agreement shall not relieve the parties of any obligation occurring prior to such termination.

     h. Sections 1, 9, 13, 14, 15, 16, 17.b., and 17.c. hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

     14.  CORPORATION's Contingent Right to Royalties.

     Upon termination of this Agreement pursuant to Section 13., the following provisions shall apply:

     a. NYU and CORPORATION shall continue to file, prosecute and maintain the JOINT Patents and NYU and CORPORATION shall share the expenses associated with such filing, prosecution and maintenance of such patent. NYU shall not abandon NYU Patents and CORPORATION shall not abandon CORPORATION Patents without first providing notice and an opportunity to the other party to assume prosecution or maintenance of such patents.

     b. NYU shall have the right, but shall not be obligated, to license one or more third parties the JOINT Patents and CORPORATION Patents, subject to CORPORATION's rights as defined below.

     c. With respect to any JOINT Patent and/or CORPORATION Patent which NYU licenses to a third party, CORPORATION shall be entitled to receive [*] of any royalties or other consideration received by NYU and attributable to the JOINT Patents and CORPORATION Patent from such third party in consideration of a license to practice such Patents.

15. CORPORATION's Indemnification.

     a. CORPORATION shall, at all times during the term of this Agreement and thereafter, defend, indemnify and hold harmless NYU and its trustees, officers, agents, employees, faculty and students from and against any and all liability, loss, damages and expenses (including attorneys' fees), they may suffer as the result of claims, demands, costs or judgments which may be made or instituted against them or any of them arising out of the manufacture, distribution, use, testing, sale or other disposition by CORPORATION or any Corporation Entity, distributor, customer, sublicensee or representative of CORPORATION or anyone in privity therewith, of any BPI Products, or any method or process licensed by NYU to CORPORATION hereunder or out of any representation made by CORPORATION pursuant to
          Section 19 of this Agreement. CORPORATION's obligation to defend, indemnify and hold harmless shall include, but not be limited to, claims, demands, costs or judgments, whether for money damages or equitable relief by reason of: alleged personal injury (including death) to any person; alleged property damage; alleged infringement of any United States or foreign patent, copyright or other proprietary rights. b. NYU agrees to notify CORPORATION as soon as NYU becomes aware of a claim or action for which indemnification may be sought pursuant to this Section 15. At NYU's request, CORPORATION shall provide attorneys to defend against any claim or action with respect to the subject of indemnity contained herein, whether or not such claims are rightfully brought or filed.

16.  Security for Indemnification.

     a. CORPORATION shall not sell any BPI products nor manufacture, have manufactured, market or distribute, any BPI Products for commercial sale, nor grant any rights to a third party to sell BPI Products or to make, have made, distribute or market any BPI Products for commercial sale unless CORPORATION shall have first:

          i) provided NYU with a certificate of insurance proving the CORPORATION or such third party has in force, during the term of this Agreement, a policy of insurance acceptable to NYU which:

               (a) is drawn in an amount not less than five million dollars ($5,000,000) for each occurrence as a combined single limit for bodily injury including personal injury and death and property damage; and

               (b) is endorsed to name NYU, CORPORATION, CORPORATION's sublicensees and their respective partners, trustees, officers, directors, employees, agents and students as additional insureds under such policy of insurance with respect to CORPORATION's obligations to indemnify pursuant to Section 15; and

               (c) which contains a stipulation that the required coverage will not be reduced, materially altered or cancelled without first giving sixty (60) days prior written notice to NYU's Director of Insurance at NYU; or

          ii) provided NYU written evidence acceptable to NYU (at the individual full discretion of NYU) that CORPORATION has sufficient financial resources to support meaningfully the indemnification obligations undertaken in Section 15; or

          iii) provided NYU with CORPORATION's warranty and representation (and upon request by NYU, evidence acceptable to NYU) that CORPORATION's net worth (excluding intangible assets) during the term of this Agreement is in excess of five million dollars ($5,000,000), as determined in accordance with accounting principles generally accepted in the United States and consistently applied; or

          iv) provided NYU, with a written guarantee and undertaking in form satisfactory, on a reasonable basis, to NYU by a party having sufficient financial resources to support the indemnification obligations undertaken in Section 15. Such party shall be required to execute in form satisfactory, on a reasonable basis, to NYU a guarantee and undertaking to:

               (a)  provide  defense  and  indemnification  to NYU  pursuant  to
                    Section 15 hereof;

               (b) maintain at all times required by Section 16.b. hereof sufficient insurance or self-insurance to indemnify NYU pursuant to Section 15;

               (c)  upon written
                    request of NYU provide evidence satisfactory, on a reasonable basis, to NYU that such party maintains such insurance or self-insurance, and (d) appoint an agent for service of process in the United States and consent to jurisdiction in the federal and state courts of New York. With respect to such third parties in each instance, NYU and CORPORATION shall negotiate in good faith to determine the nature and extent of the financial resources necessary to constitute "sufficient financial resources" for purposes of this Section 16.a.(iv).

     b. Unless waived in writing by NYU, CORPORATION agrees that the liability insurance policy or policies referred to in Section 16.a. above shall be maintained in force for so long as this Agreement remains in force and for six (6) years thereafter or as long as CORPORATION or such third party shall make, use or sell BPI Products, and for six (6) years thereafter, whichever shall be longer. Neither CORPORATION nor any third party shall terminate, reduce the face value of, or otherwise materially modify such insurance coverage during the aforementioned period of time, unless equal or greater coverage is provided under another policy in compliance with the foregoing provisions and without a gap in coverage.

17.  Confidential Information.

     a. Except as otherwise provided in Section 11 above and in Section 17.c. below, NYU shall maintain any and all of the Research Technology and the JOINT Patents in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of CORPORATION to said release or disclosure.

     b. Except as provided in Section 17.c. below CORPORATION shall maintain any and all of the Research Technology and the JOINT Patents in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.

     c. The obligations of confidentiality set forth in Sections 17.a. and b. shall not apply to any component of the Research Technology and the JOINT Patents which is part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the Effective Date of this Agreement or which is disclosed to the receiving party by a third party who has the right to make such disclosure.

     d. The provisions of Section 17.b. notwithstanding, CORPORATION may disclose the Research Technology and the JOINT Patents to third parties who need to know the same in order to secure Regulatory Approval for the sale of Licensed Products.

18.  Representation and Covenants.

     a. CORPORATION hereby represents and warrants to NYU as follows:

          i) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.

          ii) There is no pending or threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION's ability to perform its obligations hereunder; and

          iii) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

     b. NYU hereby represents and warrants to CORPORATION as follows:

               i) Subject to Sections 4.c. and 5.c. above, NYU has the entire right, title and interest in and to the NYU Patents identified on Appendix I;

               ii) NYU does not own or control any patent or patent application which covers the making, using or selling of BPI Product and/or Combination Product other than as identified on Appendix I;

               iii) NYU has not granted any rights to third parties (including Genentech, Inc.) in and to the Pre-Existing Inventions, or the BPI Products. NYU has obtained from Dr. Peter Elsbach his representation that he has not entered into or is not presently a party to an agreement with any third party, including Genentech, Inc. relating to BPI.

               iv) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

19.  No Assignment.

     CORPORATION shall not have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of NYU to such assignment, except that CORPORATION shall have the right to assign this Agreement subject to all the terms and conditions set forth herein to a person or entity which acquires control of CORPORATION.

20. Use of Name.

     Without the prior written consent of NYU, CORPORATION shall not use the name of NYU or of any NYU staff member, employee or student, or any adaptation thereof;

     i)   in any advertising, promotional or sales literature;

     ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case CORPORATION may make factual statements concerning the Agreement or file copies of the Agreement after providing NYU with an opportunity to comment and reasonable time within which to do so on such statement in draft.

          Except as provided herein, neither NYU or CORPORATION will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party.

21. Miscellaneous.

     a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code ss.200 et seq. and 15 CFR ss.368 et seq.

     b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

     c. This Agreement shall be governed and interpreted in all respects under the laws of the State of Illinois. Any dispute arising under this Agreement between the parties requiring resolution by legal proceedings shall be resolved in an action in the state courts or in the federal courts; if CORPORATION initiates the legal proceedings, they shall be commenced within the State of New York; if NYU initiates the legal proceedings, they shall be commenced within the State of California; the defendant in either such proceeding shall be entitled to bring a counterclaim and join other parties as a part of that proceeding. d. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                           To NYU:  New York University Medical Center
                                    550 First Avenue
                                    New York, NY 10016
                                    Attention: Isaac T. Kohlberg
                                               Vice President for
                                               Industrial Liaison
                                       and

                                     Office of Legal Counsel
                                     New York University
                                     Bobst Library - 11th Floor
                                     70 Washington Square South
                                     New York, NY 10012
                                     Attention: Annette B. Johnson, Esq.
                            Associate General Counsel

                           To CORPORATION:  XOMA CORPORATION
                                            2910 Seventh Street
                                            Berkeley, CA 94710
                                            Attention: Office of the
                                                       Chief Executive Officer

                                       and

                                            XOMA CORPORATION
                                            2910 Seventh Street
                                            Berkeley, CA 94710
                                            Attention: Corporate Secretary

                  or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been received by the addressee on the date of delivery or fourteen (14) days after having been sent by registered mail.

     e. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

     f. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

     g. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

     h. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                NEW YORK UNIVERSITY

                                By: /s/Isaac T. Kohlberg
                                       Isaac T. Kohlberg
                                    Title:   Vice President for
                                             Industrial Liaison
                                Date:    Sept 21st, 1993

                                XOMA CORPORATION

                                By:  /s/Christopher J. Margolin
                                        Christopher J. Margolin
                                     Title:   Vice President and
                                              General Counsel
                                Date:    September 21, 1993

                                                                      APPENDIX I

         Title                                         Serial No.          Date           Priority            Status
         U.S. Applications

I.       Biologically Active                           07/084,335          8/11/97        None                Abandoned in
         Bactericidal/Permeability                                                                            favor of Ser.
         Increasing Protein                                                                                   No. 07/228,335
         Fragments

II.      Biologically Active                           07/228,035          8/5/88         Ser. No.            Abandoned in
         Bactericidal/Permeability                                                        07/084,335          favor of Ser.
         Increasing Protein                                                                                   No. 07/762,730
         Fragments (C-I-P of Ser.
         No. 084,335)

III.     Biologically Active                           07/762,730          9/17/91        Ser. Nos.           Pending
         Bactericidal/Permeability                                                        07/084,335
         Increasing Protein                                                               and
         Fragments (Continuation                                                          07/228,035
         of Ser. No. 228,035)

IV.      DNA Encoding                                  07/805,031          12/11/91       Ser. Nos.           Issued 3/30/93
         Bactericidal/Permeability                                                        07/084,335          as U.S. Patent
         Increasing Proteins                                                              07/228,035          No. 5,198,541
         (Divisional of Ser. No.                                                          07/762,730
         762,730)

V.       Biologically Active                           07/801,814          12/4/91        Ser. Nos.           Pending
         Bactericidal/Permeability                                                        07/084,335
         Increasing Protein                                                               07/228,035
         Fragments (C-I-P of Ser.                                                         07/762,730
         No. 762,730)

VI.      DNA Encoding                                  08/007,837          1/22/93        Ser. Nos.           Pending
         Bactericidal/Permeability                                                        07/084,335
         Increasing Proteins                                                              07/228,035
         (Continuation of Ser. No.                                                        07/762,730
         805,814)                                                                         07/801,814

         Foreign Applications

         Canada                                        07/574,398          8/11/87        Ser. Nos.           Pending
                                                                                          07/084,335
                                                                                          07/228,035

         PCT National and Regional Phase

         European Patent                               88907884.6          2/9/90         Ser. Nos.           Pending
                                                                                          07/804,335
                                                                                          07/228,035

         Japan                                         507146/88           8/9/88         Ser. Nos.           Pending
                                                                                          07/804,335
                                                                                          07/228,035

                                                            APPENDIX I (Cont'd.)

         Title                                         Serial No.          Date           Priority            Status
         U.S. Applications

I.       Biologically Active                           07/621,473          12/3/90        Ser. Nos.           Abandoned in
         Bactericidal/Permeability                                                        07/084,335          favor of Ser.
         Increasing Protein                                                               07,228,035          No. 754,204
         Fragments (C-I-P of Ser.                                                         07/502,560
         No. 228,035 and
         502,560)

II.      Biologically Active                           07/754,204          8/26/91        Ser. Nos.           Pending
         Bactericidal/Permeability                                                        07/084,335
         Increasing Protein                                                               07/228,035
         Fragments (C-I-P of Ser.                                                         07/502,560
         No. 621,473)                                                                     07/621,473

         PCT National and Regional Phase

         European Patent                               92902215.0          6/3/93         Ser. Nos.           Pending
           France                                                                         07/804,335
           Germany                                                                        07/228,035
           United Kingdom                                                                 07/506,560

                                                                     APPENDIX II

         Title                                         Serial No.          Date           Priority            Status
         U.S. Applications

I.       Polypeptides that                             07/502,560          3/30/90                            Abandoned in
         Potentiate                                                                                           favor of
         Bactericidal/Permeability                                                                            Ser. No.
         Increasing Protein and                                                                               07/767,551
         Methods for Treating
         Bacterial Infections

II.      Polypeptides that                             07/767,551          9/26/91        Ser. No.            Abandoned in
         Potentiate                                                                       07/502,560          favor of
         Bactericidal/Permeability                                                                            Ser. No.
         Increasing Protein and                                                                               07/905,066
         Methods for Treating
         Bacterial Infections
         (Continuation of Ser. No.
         07/502,560)

III.     Polypeptides that                             07/905,066          6/24/92        Ser. Nos.           Abandoned in
         Potentiate                                                                       07/502,560          favor of
         Bactericidal/Permeability                                                        07/767,551          Ser. No.
         Increasing Protein and                                                                               08/023,760
         Methods for Treating
         Bacterial Infections
         (C-I-P of Ser. No.
         07/767,551)

IV.      Polypeptides that                             08/023,760          2/26/93        Ser. Nos.           Pending
         Potentiate                                                                       07/502,560
         Bactericidal/Permeability                                                        07/767,551
         Increasing Protein and                                                           07/905,066
         Methods for Treating
         Bacterial Infections
         (C-I-P of Ser. No.
         07/905,066)

                                                                  APPENDIX III-A

               Amended and Restated Research and License Agreement
                  Elsbach/Weiss Research Project for Years 1-3

Objectives:

         [*]

         [*]

         [*]

                                                                  APPENDIX III-B

                      NYU RESEARCH PROJECT - FOR YEARS 4-6

         [*]

         [*]

         [*]

         [*]

         [*]

         [*]
                                        9

                                                                     APPENDIX IV

               Amended and Restated Research and License Agreement
                                Development Plan

         [*]

         [*]

                                                                      Appendix V

                                    NYU/XOMA
               AMENDED AND RESTATED RESEARCH AND LICENSE AGREEMENT
                            RESEARCH PAYMENT SCHEDULE

     XOMA shall pay NYU for work performed on the NYU Research Project during the fourth through six years of the Research Period the total of [*] in six installments of [*] each.

     The first such payment shall be due within fifteen (15) days after the signature of this Agreement by the last party to sign ("the Execution Date"). Subsequent payments shall be made every six months after the Execution Date until the total of [*] is paid.

     XOMA may retain [*] of each payment until XOMA receives the written six month research report provided in accordance with Section 3.c.